EXHIBIT 4.1

Number A-	Incorporated Under the Laws of the State of Delaware	Shares -0-
Cusip No.
LIBERTY INTERACTIVE CORPORATION
Series A Liberty Interactive Common Stock, par value $.01 per share
Specimen Certificate
This Certifies that _______________________ is the owner of ________FULLY PAID AND NON-ASSESSABLE SHARES OF SERIES A LIBERTY INTERACTIVE COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF LIBERTY INTERACTIVE CORPORATION (hereinafter called the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of the Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.
Witness, the seal of the Corporation and the signatures of its duly authorized officers.
Dated: ________________________
Liberty Interactive Corporation

President	Secretary